Exhibit 99.1

RE: LEXINGTON CORPORATE PROPERTIES TRUST

ONE PENN PLAZA

SUITE 4015

NEW YORK, NY 10119

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Patrick Carroll	Diane Hettwer	Tim Grace
Chief Financial Officer	Analyst Inquiries	Media Inquiries
(212) 692-7200	(312) 640-6760	(312) 640-6667

FOR IMMEDIATE RELEASE

MONDAY, OCTOBER 10, 2005

LEXINGTON CORPORATE PROPERTIES TRUST ANNOUNCES

COMPLETION OF PRIVATE STOCK OFFERING FOR

NEW SPECIALTY INVESTMENT COMPANY

New York, NY – October 10, 2005 – Lexington Corporate Properties Trust (“Lexington”) (NYSE:LXP), a real estate investment trust, today announced the formation of a new specialty investment company that will expand Lexington’s acquisition opportunities by investing directly and indirectly in general use properties with private or middle market type tenants, special purpose properties, non-U.S. properties located in the Americas with U.S. dollar denominated rent, and other specialized facilities or assets integral to the operations of its tenants. These investments are generally expected to generate higher yields than those available on Lexington’s core investments.

The specialty investment company, called Lexington Strategic Asset Corp. (“LSAC”), has raised net proceeds of approximately $61.6 million, after placement fees and estimated offering expenses, through the sale in a private placement of 6,738,000 shares of common stock to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), investors outside of the United States in offshore transactions pursuant to Regulation S under the Act and institutional “accredited investors” and individual “accredited investors” pursuant to Rule 501(a) under the Act.

In connection with the private placement, Lexington will contribute to LSAC its indirect ownership interest in four real estate assets and financing deposits. In exchange, LSAC will issue to Lexington shares of its common stock having an aggregate value of approximately $33.2 million based on the offering price in the private placement.

Upon completion of the private placement and Lexington’s contribution, LSAC will have an equity capitalization of approximately $94.8 million and Lexington will beneficially own approximately 32% of the fully diluted outstanding shares of LSAC’s common stock.

Lexington Corporate Properties Trust

Add 1

LSAC is externally advised by a newly formed subsidiary of Lexington pursuant to an advisory agreement that provides for base management fees and incentive distributions.

The private placement offering was sold through Friedman, Billings, Ramsey & Co., Inc.

E. Robert Roskind, Chairman of Lexington, will also serve as Chairman of LSAC, and T. Wilson Eglin, Chief Executive Officer, President, Chief Operating Officer and a Trustee of Lexington, will also serve as Chief Executive Officer, President and a Director of LSAC.

The shares of common stock of LSAC have not been registered under the Act, or applicable state securities laws, and may not be offered or sold in the U.S. absent registration or an applicable exemption from the registration requirements. This communication shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Comments From Management

E. Robert Roskind, Lexington’s Chairman, commented, “We are delighted to announce the formation of Lexington Strategic Asset Corp. LSAC will broaden the universe of investments that Lexington seeks to acquire. LSAC is a continuation of our joint venture investment strategy, which we believe enhances our portfolio diversification and generates higher returns on equity due to management fee income.”

For a more complete description of the formation and capitalization of LSAC, please see Lexington’s Current Report on Form 8-K which will be filed with the Securities and Exchange Commission on October 11, 2005.

About Lexington

Lexington is a real estate investment trust that owns and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington common shares closed Monday, October 10, 2005 at $22.30 per share. Lexington pays an annualized dividend of $1.44 per share. Additional information about Lexington is available at http://www.lxp.com .

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington’s control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington’s periodic filings with the Securities and Exchange Commission. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington’s expectations will be realized.

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